Exhibit 99.(h)(11)

FIFTH AMENDMENT TO THE TRANSFER AGENCY AND

SERVICE AGREEMENT

THIS FIFTH AMENDMENT to the Transfer Agency and Service Agreement is entered into as of December 16, 2020 (this “Amendment”), by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation, acting on its own behalf and on behalf of each of its series listed in Schedule A, and The Northern Trust Company (the “Transfer Agent”), an Illinois corporation.

WHEREAS, the Transfer Agent provides certain services to the Funds pursuant to the Transfer Agency and Service Agreement dated as of June 2, 2010 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Company and the Transfer Agent wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.	AMENDMENTS.

(a)	Effective as of the date of this Amendment, Schedule A of the Agreement shall be replaced in its entirety by the amended Schedule A, attached hereto.

(b)	Effective as of the date of this Amendment, Section 15.14 (Notices) of the Agreement is amended by replacing the parties’ addresses with the following:

Harding, Loevner Funds, Inc

400 Crossing Boulevard, Fourth Floor

Bridgewater, NJ 08807

Attention: Richard Reiter

Fax: 908-218-1915

The Northern Trust Company

333 South Wabash Avenue

Chicago, IL, 60604

Attention: Harding Loevner Relationship Management Team

Fax: 312-444-5431

3.        GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.        MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

Exhibit 99.(h)(11)

5.        EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

Exhibit 99.(h)(11)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

THE NORTHERN TRUST COMPANY	HARDING, LOEVNER FUNDS, INC.

By: /s/ Michael Mayer	By: /s/ Richard T. Reiter

Name: Michael Mayer	Name: Richard T. Reiter

Title: Sr. Vice President	Title: President

Exhibit 99.(h)(11)

SCHEDULE A

SERIES/PORTFOLIO LIST

Dated December 16, 2020

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